Exhibit 23.2

The Board of Directors

FPB Bancorp, Inc.

Port St. Lucie, Florida

Consent of Hacker, Johnson & Smith PA

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2005 with respect to the consolidated financial statements of FPB Bancorp, Inc., at December 31, 2004 and 2003 and for the years then ended included in the Registration Statement on Amendment No. 1 to Form SB-2 of FPB Bancorp, Inc. for the registration of 800,000 shares of its common stock.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

April 21, 2005